 Exhibit 16.1

April 12, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K/A - Amendment No. 1 of Diligent Board Member Services, Inc. dated April 12, 2013, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraph 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Holtz Rubenstein Reminick LLP